Exhibit 10.14

LOAN ORIGINATION AGREEMENT

This Loan Origination Agreement (this “Agreement”) is entered into as of the 21st day of November, 2007 (the “Effective Date”), by and between Desert Capital REIT, Inc., a Maryland corporation (“Desert Capital”), Consolidated Mortgage, LLC, a Nevada limited liability company (“Consolidated Mortgage”) and for the purposes of Paragraph I of Article I hereof, Sandstone Equity Investors, LLC, a Delaware limited liability company (“Parent”).

RECITALS:

WHEREAS, Consolidated Mortgage is regularly and actively engaged in the business of arranging for the financing of and servicing mortgage loans for the acquisition of, development of, and construction on real estate (collectively, “Mortgage Loans”);

WHEREAS, Desert Capital is a real estate investment trust that originates and invests in, among other things, Mortgage Loans; and

WHEREAS, Consolidated Mortgage and Desert Capital desire to enter into this agreement to set forth certain rights and obligations between the parties regarding the origination and servicing of Mortgage Loans by Consolidated Mortgage and the funding of Mortgage Loans by Desert Capital.

NOW, THEREFORE, in consideration of the foregoing and of the mutual premises hereinafter expressed, the parties hereto do mutually agree as follows:

ARTICLE I.  RIGHT OF FIRST REFUSAL.

A. Consolidated Mortgage hereby agrees to continue arranging for the financing of Mortgage Loans in accordance with its historical practices.  Commencing as of November  19, 2007, on a weekly basis, Consolidated Mortgage shall send a written report (a “Mortgage Loan Report”) to Desert Capital setting forth in reasonable detail all Mortgage Loans identified by Consolidated Mortgage for funding (including loan to value ratio, credit scores, interest rates and other criteria applicable to the Mortgage Loans).  Desert Capital shall have a right of first refusal in its sole discretion to fund all or any portion of such Mortgage Loans as set forth herein.  No later than two (2) Business Days (hereinafter defined) following its receipt of a Mortgage Loan Report (the “Initial Election Period”), Desert Capital shall send written notice to Consolidated Mortgage specifying each Mortgage Loan or specified portion thereof that Desert Capital desires to fund (a “Preliminary Funding Notice”).  The Preliminary Funding Notice shall constitute an offer by Desert Capital to fund all or the specified portion of each Mortgage Loan listed in the Preliminary Funding Notice upon the terms and conditions set forth in the Mortgage Loan Report, with such changes thereto as Desert Capital shall deem appropriate for its funding thereof and upon the terms set forth herein.  If Desert Capital fails to deliver a Preliminary Funding Notice to Consolidated Mortgage prior to the expiration of the Initial Election Period, or if the Preliminary Funding Notice delivered by Desert Capital does not include all of the Mortgage Loans listed on the Mortgage Loan Report, then Consolidated Mortgage may arrange for the funding of all or any such portion, as the case may be, of the remaining Mortgage Loans set forth in the applicable Mortgage Loan Report that were not selected by Desert Capital through one or more third parties without regard to this Agreement.

B. No later than two (2) Business Days after its receipt of a Preliminary Funding Notice (the “Election Period”), Consolidated Mortgage may elect to accept any changes set forth in the applicable Preliminary Funding Notice that Desert Capital requests be made to the terms of any Mortgage Loan listed in such Preliminary Funding Notice.  If Consolidated Mortgage rejects any of the modified terms requested by Desert Capital, it may withdraw each related Mortgage Loan from the Preliminary Funding Notice and shall permit Desert Capital to fund all or the specified portion of the remaining Mortgage Loans listed on the Preliminary Funding Notice.  If Consolidated Mortgage agrees to all modified terms requested by Desert Capital in the Preliminary Funding Notice, then Consolidated Mortgage shall permit Desert Capital to fund all or the specified portion of the Mortgage Loans listed in the Preliminary Funding Notice upon the modified terms requested by Desert Capital.  For purposes hereof “Business Day” means any day other than Saturday or Sunday or other day on which national banks in Las Vegas, Nevada are required or permitted by applicable law to close.

C. Consolidated Mortgage may freely arrange for the funding of any Mortgage Loans that were set forth in a Mortgage Loan Report or portions thereof that Desert Capital did not elect to fund or as to which any modified terms set forth in the Preliminary Funding Notice were not accepted by Consolidated Mortgage.

D. No later than the Business Day immediately following the delivery of a Preliminary Funding Notice, Consolidated Mortgage shall deliver to Desert Capital the due diligence materials, reports and documents described in Attachment “C” hereto (the “Specified Materials”) relating to the Mortgage Loans to be participated in or purchased by Desert Capital then in the possession of Consolidated Mortgage.  Desert Capital shall have three (3) Business Days to review and approve or object in writing to the Specified Materials received.  In addition, Consolidated Mortgage shall provide Desert Capital with any additional documents and other information that Desert Capital may reasonably request with respect to any Mortgage Loans to be purchased by Desert Capital hereunder.  It shall be a condition to the obligation of Desert Capital to fund any Mortgage Loan at a Closing (hereinafter defined) that Consolidated Mortgage shall have timely provided to Desert Capital all of the Specified Materials (and any other documents and other information reasonably requested by Desert Capital).  In the event that with respect to any Mortgage Loan, (i) Desert Capital does not approve the Specified Materials initially delivered to Desert Capital within such three (3) day period, or (ii) the Specified Materials received by Desert Capital thereafter do not support or conform to the representations and description of the Mortgage Loan provided by Consolidated Mortgage to Desert Capital in the Mortgage Loan Report, including, without limitation, the borrower, loan amount, collateral type, ownership, appraised value, lien priority and environmental condition, Desert Capital shall have no obligation to fund such Mortgage Loan at a Closing.

E. Each closing of a funding of a Mortgage Loan by Desert Capital hereunder (each a “Closing”) shall take place at the principal offices of Desert Capital, at the address specified in Article IX hereof, on the Business Day specified as the closing date for the applicable Mortgage Loan in the applicable Mortgage Loan Report.  At the Closing, Consolidated Mortgage shall arrange for the execution and delivery to Desert Capital of a standard set of investment documents, in form and substance reasonably acceptable to Desert Capital (and shall provide Desert Capital with customary representations and warranties as well as adequate assurances that such Mortgage Loans are valid and enforceable obligations of the respective borrowers and that no default, event of default, or similar event has occurred of which Consolidate Mortgage could reasonably be expected to be aware with respect to such Mortgage Loans).  At the Closing, unless otherwise agreed upon by the parties, Desert Capital shall fund all or the specified portion of each Mortgage Loan in the applicable amount payable in immediately available funds.

F. Desert Capital may, at its election, request periodic accounting and other financial records from Consolidated Mortgage that demonstrate its compliance with this Agreement.  Any proprietary information and associated products, copyrights, trademarks and logos developed by parties to this Agreement shall remain the property of the party which developed them.

G. Each party hereto shall, in a professional manner, take all steps reasonably necessary to perform its duties hereunder.

H. In addition to the other matters set forth in this Article I, the parties agree to the covenants and other matters set forth in Attachment “A” hereto, which are incorporated by reference as if fully set forth herein.

I.           As promptly as possible but in any event within thirty (30) days (or such later date as the parties may agree) after (i) any person or entity engaged in the business of originating or brokering commercial loans becomes an Affiliate (as defined in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended) of Parent and/or Consolidated Mortgage, or (ii) any Affiliate of Parent and/or Consolidated Mortgage becomes engaged in the business of originating or brokering commercial loans, Parent shall provide Desert Capital with written notice thereof setting forth information in reasonable detail describing the business of such person or entity and shall, if requested by Desert Capital, within thirty (30) days after the date of such notice, cause each such person or entity to deliver to Desert Capital a joinder agreement in form and substance reasonably acceptable to Desert Capital pursuant to which such person or entity becomes a party to and agrees to be bound by the terms and provisions of this Agreement.

ARTICLE II.  PERIOD OF PERFORMANCE.

This Agreement shall be effective as of the Effective Date and shall expire on the later of (i) one month after the last day of the month in which the obligations of Consolidated Mortgage and Parent pursuant to Section 2.2(b) of that certain Purchase Agreement dated as of November 21, 2007, among Desert Capital, Desert Capital TRS, Inc. and Parent have been paid in full, or (ii) with respect to any projects, commercial loans or open contracts and/or related residual income such date that all business has been completed.  Thereafter, this Agreement shall be automatically renewed for successive one year periods unless any party gives written notice of termination to the other party at least 30 days prior to the scheduled date of expiration.  Notwithstanding the foregoing, this Agreement shall be earlier terminated (x) at any time by mutual agreement of the parties, or (y) at any time by Desert Capital or Consolidated Mortgage upon 60 days’ advance written notice after an event constituting “cause” has occurred with respect to the other party.  For purposes of this Agreement “cause” means a judgment by a court of competent jurisdiction that the subject party has committed fraud either against third parties or against the other party to this Agreement; the bankruptcy, insolvency or dissolution of the subject party; or the material breach of this Agreement by the subject party (that is not cured by the subject party within 30 days after receipt of written notice).  Time is of the essence in the performance of the obligations under this Agreement.

ARTICLE III.  MANAGEMENT.

Each party shall designate a partner, officer or other senior person to be responsible for the overall administration of such party’s responsibilities under this Agreement.  Neither party shall have management authority over the other outside the scope and performance of this Agreement.

ARTICLE IV.  CONFIDENTIAL INFORMATION.

Consolidated Mortgage acknowledges and agrees that in the course of the performance of this Agreement or additional services pursuant to this Agreement, it may be given access to, or come into possession of, confidential information of Desert Capital, which information may contain trade secrets, proprietary data or other confidential material of Desert Capital.  Therefore, the parties have executed a Non-Disclosure Agreement which is attached hereto as “Attachment B”, and incorporated by reference as if fully set forth herein. Materials used in any engagement undertaken pursuant to this Agreement shall not be altered or changed without the consent of both parties.

ARTICLE V.  NO PARTNERSHIP.

Nothing herein contained shall be construed to imply a joint venture, partnership or principal-agent relationship between Desert Capital and Consolidated Mortgage, and neither party shall have the right, power or authority to obligate or bind the other in any manner whatsoever, except as otherwise agreed to in writing.  The parties do not contemplate a sharing of profits relating to the business of Desert Capital or Consolidated Mortgage so as to create a separate taxable entity under Section 761 of the Internal Revenue Code of 1986, as amended, nor co-ownership of a business or property so as to create a separate partnership under the law of any jurisdiction, including, without limitation, the state of Nevada or Maryland.  Revenues and expenses relating to the Mortgage Loans hereunder and any activities relating thereto shall be reported separately by the parties for tax purposes.  This provision does not eliminate the possibility that the parties may enter into various revenue or equity sharing agreements with regard to any Mortgage Loans that the parties may consider on a case by case basis.  During the performance of the any of the contemplated business activities set forth herein, Desert Capital’s employees will not be considered employees of Consolidated Mortgage, and vice versa, within the meaning or the applications of any federal, state or local laws or regulations including, but not limited to, laws or regulations covering unemployment insurance, retirement or medical benefits, worker’s compensation, industrial accident, labor or taxes of any kind.

ARTICLE VI.  TRADEMARK, TRADE NAME AND COPYRIGHTS.

This Agreement does not give any party any ownership rights or interest in another party’s trade name, trademarks or copyrights.

ARTICLE VII.  INDEMNIFICATION.

Each of Desert Capital and Consolidated Mortgage, at its own expense, shall indemnify, defend and hold the other, its partners, members, shareholders, directors, officers, employees and agents harmless from and against any and all third-party suits, actions, investigations and proceedings, and related costs and expenses (including, reasonable attorney’s fees), resulting solely and directly from the indemnifying party’s gross negligence, willful misconduct or material breach of this Agreement.  Neither Desert Capital nor Consolidated Mortgage shall be required hereunder to defend, indemnify or hold harmless the other or its partners, shareholders, directors, officers, employees and agents, or any of them, from any liability resulting from the negligence, willful misconduct or material breach of this Agreement by the party seeking indemnification or by any third party.  Each of Desert Capital and Consolidated Mortgage agrees to give the other prompt written notice of any claim or other matter as to which it believes this indemnification provision is applicable.

ARTICLE VIII.  INTELLECTUAL PROPERTY.

Work performed pursuant to this Agreement by either Desert Capital or Consolidated Mortgage and information, materials, products and deliverables developed in connection with business endeavors pursuant to this Agreement shall be the property of the respective parties performing the work or creating the information.  All underlying methodology utilized by Consolidated Mortgage and Desert Capital, which was created or developed prior to the date of this Agreement and utilized in the course of performing their duties pursuant to this Agreement, shall not become the property of the other.

ARTICLE IX.  GENERAL PROVISIONS.

A. Entire Agreement.  This Agreement, together with the attachments hereto and all documents executed in connection herewith or incorporated by reference herein, constitutes the entire and sole agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior agreements, negotiations, understandings or other matters, whether oral or written, with respect to the subject matter hereof.  This Agreement cannot be modified, changed or amended, except in writing signed by a duly authorized representative of each of the parties hereto.

B. Conflict.  In the event of any conflict, ambiguity or inconsistency between this Agreement and any other document which may be annexed hereto, the terms of this Agreement shall govern.  Any conflicts or disputes that are not amicably settled in the due course of this business relationship shall be settled through binding arbitration, in accordance with the latest edition of rules as set forth by the American Arbitration Association, such arbitration to be held in Las Vegas, Nevada.  Said rulings in arbitration shall be considered final and binding on the parties hereto and shall be enforceable in any competent United States court.

C. Assignment and Delegation.  No party shall voluntarily assign or delegate this Agreement or any rights, duties or obligations hereunder to any other person or entity without prior express written approval of the other party, provided that, notwithstanding the foregoing, a party may assign this Agreement by operation of law to any successor to such party by merger or consolidation (without the prior consent of the other parties).

D. Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, by hand delivery, commercial overnight courier or registered or certified U.S. Mail, to the address stated below across from such party’s name, and shall be deemed duly given upon receipt, or if by registered or certified mail three Business Days following deposit in the U.S. Mail.  The parties hereto may from time to time designate in writing other addresses expressly for the purpose of receipt of notice hereunder.

If to Desert Capital:	Desert Capital REIT, Inc.
1291 Galleria Drive, Suite 200
Henderson, Nevada 89014

If to Consolidated Mortgage:	Consolidated Mortgage, Inc.
1291 Galleria Drive, Suite 220
Henderson, Nevada 89014

E. Severability.  If any provision of this Agreement is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary and possible to render it valid and enforceable.  In any event, the unenforceability or invalidity of any provision shall not affect any other provision of this Agreement, and this Agreement shall continue in full force and effect, and be construed and enforced, as if such provision had not been included, or had been modified as above provided, as the case may be.

F. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to its choice of law principles.

G. Headings.  The article and paragraph headings set forth in this Agreement are for the convenience of the parties, and in no way define, limit, or describe the scope or intent of this Agreement and are to be given no legal effect.

H. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

I. Attachments.  The Attachments attached hereto are made a part of this Agreement as if fully set forth herein.

[Signature page immediately follows.]

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have caused this Agreement to be executed as of the date first written above.

DESERT CAPITAL REIT, INC.
By: /s/ Todd B. Parriott
       Todd B. Parriott
       President

CONSOLIDATED MORTGAGE, LLC
By: /s/ Todd B. Parriott
       Todd B. Parriott
       President

SANDSTONE CAPITAL, LLC
By: /s/ G. Steven Dawson
       G. Steven Dawson
       Managing Director

ATTACHMENT “A”

Additional Provisions

In accordance with the provisions set forth in the foregoing Strategic Alliance Agreement of which this Attachment forms an integral part, it is agreed and understood between the parties as follows:

1)
Consolidated Mortgage is entitled to retain origination fees with respect to any Mortgage Loans funded by Desert Capital hereunder, as well as any agreed to shared equity if either an acquisition or participatory loan.

2)
Consolidated Mortgage can identify, and present for purchase by Desert Capital, qualified commercial and/or residential loan portfolios on a case by case basis.  Fees and potential participations will be agreed to on a case by case basis, and said additional agreements, if so applicable, shall be added to this schedule and agreement as further attachments.

3)
Consolidated Mortgage is entitled to service any Mortgage Loans sold to Desert Capital hereunder, and to receive servicing fees for doing so, provided that, in the event Desert Capital, in its reasonable good faith judgment (as communicated to Consolidated Mortgage in writing), determines that the servicing of any Mortgage Loan, in which it owns or in which it is an investor, by Consolidated Mortgage is being administered in such a manner so as to jeopardize the value of such Mortgage Loan, including, without limitation, the collection of principal and interest on such Mortgage Loan or realization on the collateral therefor, Consolidated Mortgage shall, upon receipt of such written request, transfer the servicing right to sell the Mortgage Loan to Desert Capital.

ATTACHMENT “B”

Non-Circumvention/Non-Disclosure Agreement

The undersigned, Consolidated Mortgage, LLC (“Consolidated Mortgage”), intending to be legally bound, hereby irrevocably agrees not to circumvent, avoid, bypass or obviate Desert Capital REIT, Inc. (“Desert Capital”), directly or indirectly, in connection with the origination and sale of mortgage loans or any other transaction involving any sale, disposition or funding of any mortgage loans.

Nor shall Consolidated Mortgage disclose or otherwise reveal to any third party any confidential information provided by Desert Capital, particularly that concerning Desert Capital’s lenders, business, securities, borrowers, sellers, buyers, affiliates, agent’s names, addresses, telex, telephone, email, fax numbers or other means of access thereto, bank accounts, codes or references, or any such information that Desert Capital so indicates or advises Consolidated Mortgage of as being confidential or privileged, without the specific written consent of Desert Capital.

In the event of circumvention, either directly or indirectly, Desert Capital shall be entitled to a monetary penalty equal to the maximum financial benefits it should have realized from such transactions, including all legal expenses in the recovery of funds.

This agreement shall be binding on the parties, hereunder signed, their successors, heirs, and assigns.

This agreement may be executed in one or more counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed signature page of this agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

[Remainder of page intentionally left blank.]

DESERT CAPITAL REIT, INC.

By:
Name:
Title:

CONSOLIDATED MORTGAGE, LLC

By:
Name:
Title:

ATTACHMENT “C”

Specified Materials

1.
All customary due diligence reports, documents, and analyses including, without limitation, all appraisals, title commitments and related exception documents, surveys, engineering reports, environmental reports, UCC, tax and judgment lien searches, organizational documents, construction contracts, architect’s plans and specifications, rent rolls, leases, management agreements and other material agreements, reports and analyses.

2.	All other materials, documents and information reasonably requested by Desert Capital.